[EXHIBIT 99.4.2]


                               AMENDMENT

      Amendment, dated as of January 16, 1998 (this "Amendment"), to the International Co-Promotion Agreement, effective as of June 28, 1996 (the "Agreement") by and between Warner-Lambert Company, a Delaware corporation, and Pfizer Inc., a Delaware corporation. Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

      WHEREAS, Warner-Lambert Company has assigned certain of its rights and obligations under the Agreement to Warner-Lambert Export Limited, a company organized and existing under the laws of Ireland ("Warner-Lambert"), in accordance with the Assignment and Assumption Agreement dated as of November 1, 1996; and

      WHEREAS, Pfizer Inc. has assigned certain of its rights and obligations under the Agreement to Pfizer Overseas Inc., a corporation organized and existing under the laws of Delaware ("Pfizer") in accordance with the Assignment effective as of June 28, 1996; and

      WHEREAS, the Agreement has previously been amended by an Amendment and Waiver dated as of December 4, 1997; and

      WHEREAS, upon this Amendment becoming effective, the parties have agreed that certain provisions of the Agreement be amended in the manner provided for in this Amendment;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

                          ARTICLE I - AMENDMENTS

      SECTION 1.01.  Amendment of Section 1.01

      Section 1.01 of the Agreement is hereby further amended by adding the following new definition immediately before the definition of "FDA":

      "'Distribution Expenses', for each of Malaysia, Singapore and Vietnam, means, subject to the next sentence, the out-of-pocket costs actually paid or credited, by WARNER-LAMBERT or its Affiliate, for the order processing, handling, warehousing and physical distribution of the Products in trade packaged form from (a) the point at which WARNER-LAMBERT or its Affiliate in each such country (or if WARNER-LAMBERT does not have an affiliate in such country, in a neighboring country) takes title to the Products to (b) unaffiliated third party customers of the Products which customers are not hired by WARNER-LAMBERT or its Affiliate to distribute the Products (for purposes of this definition, "Final Customers"). "Distribution Expenses" shall include, without limitation, (i) fees and expenses of third parties hired by WARNER-LAMBERT or its Affiliate to process orders, handle, warehouse and physically distribute the Products, (ii) costs related to the operation of distribution centers and warehouses,
      (iii) freight, shipping and insurance costs to transport the Products from the initial destination in each such country to Final Customers,
      (iv) customer and collection services, and (v) order entry and processing costs, but shall not include (i) any payments made by third party distributors for sales force commissions or sales force incentives, (ii) freight, shipping and insurance costs paid by WARNER-LAMBERT or its Affiliate in each such country (or such neighboring country) to transport the Products from the point of final manufacture to the initial destination in each such country, and (iii) any bad debt and accounts receivable carrying charges which are not customary for such country."

      SECTION 1.02   Amendment of Section 3.01

      Section 3.01 (b) is hereby amended by inserting the words "and in the case of Malaysia, Singapore and Vietnam, for fifty percent (50%) of all Distribution Expenses," in the fourth line, immediately after the words "Product Expenses," and by inserting the words "and Distribution Expenses" in the eighth line, immediately after the words "Product Expenses."

      SECTION 1.03   Amendments of Section 3.02

      (a) Section 3.02(a) is hereby amended by inserting the words "and in the case of Malaysia, Singapore and Vietnam, for fifty percent (50%) of all Distribution Expenses," in the third line, immediately after the word "Expenses," and by inserting the words "and Distribution Expenses" in the seventh line, immediately after the words "Product Expenses."

      (b) Section 3.02(b) is hereby amended by inserting the words "or, in the case of Vietnam (subject to the next succeeding sentence), Malaysia and Singapore, as set forth in Exhibit F," in the fifth line, immediately after the words "Exhibit E."

      (c) Section 3.02(b) is further amended by inserting a new closing sentence as follows:

      "Notwithstanding the immediately preceding sentence, in the case of Vietnam, until such time as a Pharmaceutical Business Intelligence Research Group ("PBIRG") vendor or supplier makes available a validated audit having a data accuracy average (measuring accuracy, completeness, timeliness and standardization) of at least 85%, the percentage of Net Sales payable to Pfizer shall be fixed at forty five percent (45%)."

      (d) Section 3.02(e) is hereby amended by inserting the words ", or forty-five percent (45%), in the case of Malaysia, Singapore and Vietnam," in the third line after the words "forty-four percent (44%)."

      SECTION 1.04   Amendment of Section 3.03

      (a) Section 3.03 (a) is hereby amended by inserting the words ", or, with respect to Malaysia and Singapore, 27%, or, with respect to Vietnam, but subject to Section 3.02(b) herein, 45%,", in the sixth line after the words "Countries, 26.40%".

      (b) Section 3.03 (c) is hereby amended by inserting the words "the total amount of Distribution Expenses for each of Malaysia, Singapore and Vietnam for such Agreement Quarter," in the seventh line after the words "by Country,".

      (c) Section 3.03 (d) is hereby amended by inserting the words "the total amount of Distribution Expenses for each of Malaysia, Singapore and Vietnam for the fourth or last Agreement Quarter," in the seventh line after the words "by Country,".

      (d) Section 3.03 (f) is hereby amended by inserting the words "and, with respect to Malaysia, Singapore and Vietnam, Distribution Expenses," in each of the sixth line and the twelfth line after the words "Product Expenses".

      SECTION 1.05   Replacement of Exhibit-A.

      Exhibit A to the Agreement is hereby replaced by the attached
 Exhibit A.

                            ARTICLE II - MISCELLANEOUS

      SECTION 2.01. No Other Amendments; Confirmation. Except as expressly amended, waived, modified and supplemented hereby, the provisions of the Agreement, as amended to date, are and shall remain in full force and effect.

      SECTION 2.02. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York other than those provisions governing conflicts of law.

      SECTION 2.03 Headings. The headings used in this Amendment have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      SECTION 2.04 Third Party Beneficiaries. None of the provisions of this Amendment shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either party hereto. No such third party shall obtain any right under any provision of this Amendment or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party hereto.

      IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers, have executed this Amendment as of the date first written above.


 WARNER-LAMBERT                         PFIZER OVERSEAS INC.
 EXPORT LIMITED


 By: /s/ Paul V. Breen                  By:  /s/ Mohand Sidi Said
    -----------------------------          ------------------------------
    Name:  Paul V. Breen                   Name:  Mohand Sidi Said
    Title: Managing Director               Title: Vice President